EXHIBIT 99.1

Enviva Reports Fourth-Quarter and Full-Year 2021 Results, Reaffirms 2022 Guidance, and Announces New Customer Agreements
BETHESDA, Md., March 1, 2022 — Enviva Inc. (NYSE: EVA) (“Enviva,” “we,” “us,” or “our”) today announced financial and operating results for fourth-quarter and full-year 2021, reaffirmed 2022 guidance, and announced new customer agreements related to power, heat, and industrial applications.
Highlights:
•Full-year 2021 results were in line with guidance ranges, and both full-year and fourth-quarter 2021 results were in line with management’s expectations. For fourth-quarter 2021, Enviva declared a dividend of $0.860 per share, a 10.3% increase over the fourth quarter of 2020
•Enviva reaffirmed full-year 2022 financial guidance, which includes net income in the range of $42 million to $67 million, adjusted EBITDA in the range of $275 million to $300 million, and distributable cash flow (“DCF”) in the range of $210 million to $235 million, representing expected year-over-year growth in excess of 25% for both adjusted EBITDA and DCF (at the midpoint of ranges). Enviva expects to distribute $3.62 per share for full-year 2022, which represents an increase of approximately 10% over 2021

•Enviva announced the signing of a new 15-year take-or-pay off-take memorandum of understanding (“MOU”) to supply a new European industrial customer seeking to displace lignite coal usage with wood pellets across production facilities in continental Europe and the United Kingdom. Delivered annual volumes are expected to ramp to approximately 600,000 metric tons per year (“MTPY”) by 2030, with initial deliveries starting in 2023
•Enviva also announced the signing of a new 5-year take-or-pay off-take contract with an existing customer, for the delivery of 90,000 metric tons (“MT”) in 2022 and 180,000 MTPY from 2023 through 2026
“We are very proud to report fourth-quarter and full-year 2021 results that place us in line with our expectations and guidance ranges, respectively,” said John Keppler, Chairman and Chief Executive Officer. “This performance caps off a transformative year for us, during which we acquired a new plant and deep-water marine terminal, executed several highly accretive expansion projects, signed our first series of industrial contracts and the largest MOU in Enviva’s history, simplified our corporate structure, and converted to a regular-way corporation. During this past year, we expanded our production capacity by 17% to 6.2 million MTPY and our total contracted backlog by 44% to over $21 billion. We also significantly expanded our investor base, and improved both our financial liquidity and share trading liquidity, all while delivering an impressive total shareholder return of 65%.”

Keppler continued, “But as I am fond of saying, we are just getting started. Our recently announced new customer agreements continue to reinforce just how significant the growth opportunities are ahead for us as we help not only major power generators around the world accelerate the energy transition by displacing coal and other fossil fuels with our renewable substitutes, but also industrial leaders in hard-to-abate sectors with renewable raw material inputs that can lower the lifecycle greenhouse gas emissions of their end products like steel, lime, cement, and sustainable aviation fuel. New agreements with customers like the ones we announced today underpin our ability to invest in new plants like our Lucedale plant, which is now in commissioning, and our Epes plant, which is planned to produce more than 1.1 million metric tons per year and which we expect to be in construction in the first half of 2022. Our fully contracted business model, combined with our conservative financial policies, places us in an excellent position to continue to stably and reliably grow the company in size, scale, and revenue.”

Fourth-Quarter 2021 Financial Results
As a result of the simplification transaction we announced on October 15, 2021, we were required to recast our historical financial results in accordance with GAAP. The below table shows fourth-quarter 2021 and 2020 financial results on a recast basis (the “Recast Presentation”) and non-recast basis (the “Non-Recast Presentation”).
We are providing Non-Recast Presentation results for fourth-quarter and full-year 2021 that combine (i) the actual performance of Enviva through October 14, 2021, the closing date of the GP Buy-In, and (ii) our performance on a consolidated basis, inclusive of the assets and operations acquired as part of the GP Buy-In, from the closing date through December 31, 2021. Under the Recast Presentation, as filed in our Form 10-K, we have recast our results to reflect the acquisition of our former sponsor for the three-year period beginning January 1, 2019, even though the acquisition closed on October 14, 2021. For fourth-quarter 2020, the Non-Recast Presentation reflects the results reported on February 24, 2021, as part of Enviva’s fourth quarter and full-year reporting cycle for 2020 results.
We believe the Non-Recast Presentation provides investors with relevant information to evaluate Enviva’s financial and operating performance because it reflects Enviva’s actual and historically reported performance on a stand-alone basis through the closing date of the GP Buy-In and performance on a consolidated basis from the closing date until year-end. The Non-Recast Presentation does not reflect the recast of our historical results required under GAAP due to the GP Buy-In and accordingly is considered non-GAAP.

$ millions, unless noted	4Q21 Recast Presentation	4Q20 Recast Presentation	4Q21 Non-Recast Presentation	4Q20 Non-Recast (As Reported)
Net Revenue	276.3	277.8	276.3	277.3
Adjusted Gross Margin	73.3	68.6	75.7	72.8
Net Loss	(61.4)	(28.1)	(34.0)	(0.4)
Adjusted Net (Loss) Income	(3.1)	(24.2)	15.2	11.1
Adjusted EBITDA	55.1	42.1	68.0	69.3
DCF	42.8	28.6	54.9	54.8
Adjusted Gross Margin $/metric ton	54.57	50.89	56.32	54.02

•On a recast and non-recast basis, net revenue was relatively unchanged for the fourth quarter of 2021 as compared to the fourth quarter of 2020. During the fourth quarter of 2021, plant level labor-related absenteeism associated with the Omicron variant of COVID-19 lowered plant availability, which reduced produced volumes and dampened sales. Additionally, several of our logistics supply chain partners continued to experience labor-related challenges, which led to curtailed production and higher logistics costs in certain situations. We are expanding the number of logistics suppliers we partner with to ensure the necessary level of service going forward. These Omicron-related impacts did continue to persist into January and the early part of February 2022. We saw operations begin to recover to expected levels during the latter half of February 2022
•Adjusted gross margin on a non-recast basis was $75.7 million for the fourth quarter of 2021, as compared to $72.8 million reported for the fourth quarter of 2020. Adjusted gross margin per metric ton on a non-recast basis was $56.32 for the fourth quarter of 2021, as compared to $54.02 for the fourth quarter of 2020. The increase in both adjusted gross margin and adjusted gross margin per metric ton, on a non-recast basis, was primarily driven by higher pricing due to customer contract mix
•Adjusted EBITDA on a non-recast basis for the fourth quarter of 2021 was $68.0 million, as compared to $69.3 million reported for the fourth quarter of 2020. As a result of the simplification transaction, fourth quarter of 2021 results include selling, general and administrative expenses assumed as part of the GP Buy-In
•DCF on a non-recast basis for the fourth quarter of 2021 was $54.9 million, flat as compared to $54.8 million reported for the fourth quarter of 2020
•Based on the paid dividend of $0.860 per share, Enviva’s dividend coverage ratio on a non-recast, cash basis for the fourth quarter of 2021 was 1.1 times
•Enviva’s liquidity as of December 31, 2021, which included cash on hand and availability under its $570 million revolving credit facility, was $117 million

Full-Year 2021 Financial Results
As discussed above, 2021 and 2020 financial results are presented on a Recast and Non-Recast basis. The Non-Recast Presentation does not reflect the recast of our historical results required under GAAP, due to the GP Buy-In, and accordingly is considered non-GAAP.

Full-Year 2021 $ millions, unless noted	Recast Presentation 2021	Adjustments	Non-Recast Presentation 2021
Net Revenue	1,041.7	—	1,041.7
Adjusted Gross Margin	205.1	32.5	237.6
Net Income (Loss)	(145.3)	112.1	(33.2)
Adjusted Net Income (Loss)	(78.2)	138.9	60.7
Adjusted EBITDA	116.7	109.4	226.1
DCF	50.1	117.7	167.8
Adjusted Gross Margin $/metric ton	40.75	6.46	47.21

Full-Year 2020 $ millions, unless noted	Recast Presentation 2020	Adjustments	Non-Recast Presentation (As Reported) 2020
Net Revenue	875.0	—	875.0
Adjusted Gross Margin	168.1	36.8	204.9
Net Income (Loss)	(106.3)	123.4	17.1
Adjusted Net Income (Loss)	(100.6)	146.6	46.0
Adjusted EBITDA	81.8	108.5	190.3
DCF	32.7	108.9	141.6
Adjusted Gross Margin $/metric ton	38.81	8.48	47.29

•On both a recast and non-recast basis, we generated full-year 2021 net revenue of $1.04 billion as compared to net revenue of $875 million for 2020. The $166.7 million increase in net revenue was primarily attributable to a $168.7 million increase in product sales revenue on sales volumes that were 16% higher year-over-year

•On a non-recast basis, adjusted EBITDA for full-year 2021 was $226.1 million, as compared to $190.3 million for full-year 2020. The increase of $35.2 million, or 19%, was primarily due to the same factors that increased net revenue

•On a non-recast basis, DCF for full-year 2021 was $167.8 million, an increase of $26.2 million, or 19%, as compared to $141.6 million for full-year 2020

Notable Recent Capital Markets Activity

On January 24, 2022, Enviva successfully closed an equity offering to prefund capital expenditures related to development projects as the company accelerates the pace and scale of its organic growth expansions. Enviva raised gross proceeds of $346 million in a primary equity issuance (exclusive of underwriters’ fees and transaction expenses) at $70.00 per share. We used the net proceeds from the offering to repay borrowings under our revolving credit facility.

“We are very pleased with our recent equity offering, which enabled us to both broaden our investor base and increase Enviva’s trading liquidity,” said Shai Even, Executive Vice President and Chief Financial Officer. “We are seeing meaningful interest from global ESG-focused investors, and are looking forward to being included in numerous indices in the coming quarters. Additionally, the equity offering was an important initial step as we look to transition to a self-funding model for growth. Our capital allocation policy is focused on reinvesting retained cash flows into our business, while maintaining conservative leverage, and preserving a stable dividend that has the opportunity to grow over time.”

Enviva remains committed to conservatively managing its balance sheet, and continues to target a leverage ratio between 3.5 and 4.0 times, as calculated under the terms of its revolving credit facility.

Dividend

On February 3, 2022, we announced that Enviva’s board of directors declared a dividend of $0.860 per share for the fourth quarter of 2021, an increase of 10.3% over the corresponding period in 2020. The quarterly dividend was paid on Friday, February 25, 2022, to shareholders of record as of the close of business on Monday, February 14, 2022.

2022 Guidance Outlook1

$ millions, unless noted	2022	2021	% Change[2]
Net Income (Loss)	42.0 - 67.0	(145.3)	NM3
Adjusted EBITDA	275.0 - 300.0	226.1	27.5
DCF	210.0 - 235.0	167.8	32.3
Dividend per Common Share	$3.62/share	$3.30/share	10.0
1For a reconciliation of forward-looking non-GAAP measures to their most directly comparable GAAP measure, please see “Non-GAAP Measures” below; 2Based on midpoint of applicable ranges; 3Not meaningful

Enviva is forecasting significant growth for 2022 as compared to 2021, including approximately 27% year-over-year growth in adjusted EBITDA and 32% year-over-year growth in DCF. Based on the visibility and durability of our long-term contracted cash flows, Enviva is planning to increase full-year 2022 dividends by 10% as compared to 2021. Enviva forecasts that quarterly dividends for 2022 will be $0.905 per share per quarter, or $3.62 per share for the full year.

Enviva’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which varies from period to period. Our business usually experiences higher seasonality during the first quarter of the year as compared to subsequent quarters, as colder and wetter winter weather modestly increases costs of procurement and production at our plants. We expect this to be the case in 2022 and, similar to previous years, we expect net income, adjusted EBITDA, and DCF for the second half of 2022 to be significantly higher than for the first half of the year.

Given the quality and size of our current customer sales pipeline, we believe we will be able to support the addition of six new fully contracted wood pellet production plants and several highly accretive expansion projects, which, over approximately the next five years, would roughly double our current production capacity. With the benefit of the capabilities, resources, and activities now housed within Enviva, we expect to construct our new fully contracted wood pellet production plants at an approximately 5x adjusted EBITDA project investment multiple as compared to a historic drop-down acquisition multiple of roughly 7.5x.

Enviva projects that total capital expenditures (inclusive of capitalized interest) will range from $255 million to $275 million for full-year 2022, with investments in the following projects:
•Greenfield site development and construction projects, ranging from $210 million to $220 million
•Highly accretive expansion projects, ranging from $30 million to $35 million
•Maintenance capital for existing asset footprint, ranging from $15 million to $20 million

Total capital expenditures are scheduled to be back-end weighted for 2022, with 60% to 70% of the spend expected to be incurred during the second half of 2022. Based on this level of planned capital investment for 2022, Enviva expects to maintain an annual leverage ratio of below 4.0x, as calculated pursuant to its credit facility.

Contracting and Market Update

Advances continue to be made by regulators, policymakers, utilities, power generators, and difficult-to-decarbonize industries towards achieving net-zero emissions. We believe this progress, combined with favorable legislative and policy recommendations supporting substantial incremental utilization of sustainably sourced biomass, reinforces the growing long-term market opportunity for Enviva’s product around the world.

Today, Enviva announced the signing of an MOU with a new European customer under which Enviva will supply wood pellets to be used in facilities across continental Europe and the United Kingdom as a replacement feedstock for lignite coal in the manufacturing of an industrial product. The take-or-pay terms of the MOU are similar in nature to recent firm off-take contracts signed by Enviva, and include a 15-year tenor. Initial shipments are anticipated to start during 2023, with planned volumes ramping to 600,000 MTPY by 2030. Enviva expects to convert this MOU into a binding contract over the next several months.

Enviva also announced the signing of a new take-or-pay off-take contract with existing customer RWE, a German multinational that is one of Europe’s largest renewable energy companies. The contract with RWE has a tenor of 5 years and is for the delivery of 90,000 MT during 2022, increasing to 180,000 MTPY for 2023 through 2026.

As of February 1, 2022, Enviva’s total weighted-average remaining term of take-or-pay off-take contracts is approximately 14.5 years, with a total contracted revenue backlog of over $21 billion. This contracted revenue backlog is complemented by a customer sales pipeline exceeding $40 billion, which includes contracts in various stages of negotiation. Enviva’s customer sales pipeline includes the new European industrial MOU announced today, along with our first U.S.-based MOU which we announced in January 2022, as well as the previously announced J-Power MOU.

Our customer sales pipeline comprises long-term take-or-pay off-take opportunities in our traditional markets for biomass-fired power and heat generation in geographies ranging from the United Kingdom to the European Union (including emerging opportunities in Germany and Poland), to Asia (including incremental demand in Japan, emerging potential in Taiwan, and maturing opportunities in South Korea), as well as in developing industrial segments across the globe (including steel, cement, lime, chemicals, sustainable aviation fuel, and biodiesel). We are negotiating long-term wood pellet supply contracts with several leading industrial companies in each of these hard-to-abate sectors that are actively and urgently pursing large-scale decarbonization. Over the next 12 months, we expect to progress negotiations and convert several sales pipeline opportunities, including MOUs, into binding contracts.

Asian Market Update
Favorable policy tailwinds in Japan continue to support further growth in this important market for Enviva. The Japanese Ministry of Economy, Trade and Industry (“METI”) is progressing plans to increase the share of renewable power in its energy mix, and in January 2022, METI’s Power and Gas System Design working group (the “Working Group”) met to discuss financial support for decarbonized thermal power investments. Specifically related to further subsidies to incentivize increased biomass consumption, the Working Group is recommending that full coal-to-biomass conversion projects be eligible for the proposed financial support. Biomass co-firing projects are being recommended for eligibility if certain conditions are met, such as having a high biomass co-firing ratio or a firm plan to fully convert to biomass-fired generation by 2050. These potential new subsidies for coal-to-biomass conversions create new incentives for utility and power generators to increase their use of biomass, and complement the profitable opportunities for utilities to consume biomass provided by the existing Feed-in-Tariff for biomass-fired power. These potential new subsidies will assist generators in meeting fleet-wide efficiency standards, and will assist in fulfilling the current METI direction for the share of non-fossil fuels in the country’s total energy generation mix.

European Market Update
The European Union’s Emissions Trading System (“EU-ETS”) continues to demonstrate a durable, constructive market for carbon. The EU’s commitment to ambitious emissions-reduction goals, together with EU-ETS reforms included in the Fit for 55 package, suggest that trend will continue. EU-ETS prices have more than doubled over the last 12 months, with the forward curve steadily above €85/MT, allowing biomass to continue to be significantly more cost effective for energy generation than carbon-intensive feedstocks such as coal and natural gas, even in markets where there are no direct incentives or subsidies for renewable energy generation. Given this attractive economic backdrop for biomass, we have seen increased momentum in re-contracting and fuel-switching decisions.

Germany has made recent strides to advance their decarbonization plans, now that the new coalition government is in place, by outlining a package of reforms intended to bring Germany back on course to meet its climate change targets. The Minister for Energy, Clean Growth and Climate Change has stated that sustainable biomass is part of Germany’s low-carbon future, and highlighted the cross-sectional need for bioenergy, with an emphasis on increasing bioenergy usage in industrial applications. Enviva is engaged in numerous contract discussions with potential German customers, and expects to announce meaningful progress in the coming quarters.

International Energy Agency (“IEA”) Update
The IEA published a special edition of the World Energy Outlook in mid-October 2021, which outlines a Net-Zero Emissions by 2050 Scenario, and charts a proposed roadmap to a 1.5 ºC stabilization in rising temperatures. In laying out a more rapid energy transition plan, the report states that “Modern bioenergy plays a key role in meeting net zero pledges.” To achieve net-zero carbon emissions by 2050, the report calls for coal to be phased out of the global power sector at a more rapid pace and replaced with low-emissions energy sources that complement each other, such as wind, solar, nuclear, hydropower, and bioenergy. The IEA report calls for an aggressive increase in the use of biojet fuel, and assumes biojet fuel consumption will reach 15% and 40% of the total aviation fuel mix in 2030 and 2050, respectively.

Sustainability Update

On January 13, 2022, Enviva released its second annual Corporate Sustainability Report, which discusses the important progress we have made toward our core commitments of supporting people and forests, and combating climate change. The report can be found in the Sustainability section of our website at envivabiomass.com.

Also in January 2022, Enviva finalized its Green Finance Framework, which outlines our commitment to fund projects that expand renewable energy generation, increase biofuel and sustainable aviation fuel production, and provide a renewable feedstock for hard-to-abate products. On January 19, 2022, we received an independent second party opinion from S&P Global confirming alignment with the Green Bond Principles (GBP) and Green Loan Principles (GLP).

Asset Update

Given increasing commercial momentum, Enviva recently announced its plans to accelerate the pace and scale of its organic growth expansions. Enviva plans to double its production capacity over the next 5 years, from 6.2 million MTPY to approximately 13 million MTPY by building and commissioning two plants at a time (up from the historical rate of one plant per year) and increasing the nameplate production capacity of new plants to approximately 1.1 million MTPY (up roughly 45% from the previous standard of 750,000 MTPY).

At Enviva’s Lucedale, Mississippi plant, which is the first plant in its Pascagoula cluster, wood deliveries have commenced and commissioning is underway. We expect that Lucedale’s production will ramp throughout 2022 and, as volumes build at the Port of Pascagoula terminal, we expect shipments from the completed terminal to commence in the second quarter of 2022. Volumes shipped out of Pascagoula are expected to increase throughout the year as Lucedale’s production ramps to its designed run-rate of 750,000 MTPY of wood pellets by the end of the year. Additionally, in the first half of 2022, we plan to commence construction of the fully contracted 1.1 million MTPY plant in Epes, Alabama, the second plant in the Pascagoula cluster.

Our business model of fully contracting plants before commencing construction remains unchanged. Given the current pace of contracting with new and existing customers, Enviva plans to accelerate the timing of a third wood pellet production plant in its Pascagoula cluster, with construction estimated to commence during 2023. We continue to make progress in our evaluation of a new plant potentially at a site in Bond, Mississippi as our next state-of-the-art manufacturing facility, with a capacity to produce between 750,000 and more than 1 million MTPY of wood pellets, feeding into our newly completed terminal at the Port of Pascagoula. We anticipate making a decision on the site by the middle of this year.

Consistent with prior updates, we expect Enviva’s previously announced “Multi-Plant Expansions” to be completed by year-end 2022.

Fourth-Quarter and Full-Year 2021 Earnings Call Details

Enviva will host a webcast and conference call on Tuesday March 1, at 10:00 a.m. Eastern time to discuss fourth-quarter and full-year 2021 results. Conference call numbers for North American participation are 1 (877) 883-0383, and +1 (412) 902-6506 for international callers. The passcode number is 7646043. Alternatively, the call can be accessed online through a webcast link provided on Enviva’s Events & Presentations website page, located at ir.envivabiomass.com.

About Enviva

Enviva Inc. (NYSE: EVA) is the world’s largest producer of industrial wood pellets, a renewable and sustainable energy source produced by aggregating a natural resource, wood fiber, and processing it into a transportable form, wood pellets. Enviva owns and operates ten plants with a combined production capacity of approximately 6.2 million metric tons per year in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. Enviva sells most of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, the European Union, and Japan, helping to accelerate the energy transition and to decarbonize hard-to-abate sectors like steel, cement, lime, chemicals, and aviation fuels. Enviva exports its wood pellets to global markets through its deep-water marine terminals at the Port of Chesapeake, Virginia, the Port of Wilmington, North Carolina, and the Port of Pascagoula, Mississippi, and from third-party deep-water marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva, please visit our website at envivabiomass.com. Follow Enviva on social media @Enviva.

Financial Statements

ENVIVA INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2021 and 2020
(In thousands, except number of units or shares)
(Unaudited)

		2020
	2021	(Recast)
Assets
Current assets:
Cash and cash equivalents	$16,801	$66,114
Restricted cash	1,717	1,561
Accounts receivable	97,439	124,212
Other accounts receivable	17,826	15,112
Inventories	57,717	45,224
Prepaid expenses and other current assets	7,230	6,820
Total current assets	198,730	259,043
Property, plant and equipment, net	1,498,197	1,242,421
Operating lease right-of-use assets	108,846	111,927
Goodwill	103,928	99,660
Other long-term assets	14,446	12,943
Total assets	$1,924,147	$1,725,994
Liabilities and Equity
Current liabilities:
Accounts payable	$29,535	$22,398
Accrued and other current liabilities	163,306	147,815
Current portion of interest payable	25,060	24,656
Current portion of long-term debt and finance lease obligations	39,105	14,551
Related-party note payable	—	20,000
Deferred revenue	—	4,855
Total current liabilities	257,006	234,275
Long-term debt and finance lease obligations	1,232,441	913,498
Long-term operating lease liabilities	122,252	111,991
Deferred tax liabilities, net	36	25,218
Other long-term liabilities	41,748	31,352
Total liabilities	1,653,483	1,316,334
Commitments and contingencies
Total Enviva Inc.'s equity	270,664	409,660
Total liabilities and equity	$1,924,147	$1,725,994

ENVIVA INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per unit or share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
		2020		2020
	2021	(Recast)	2021	(Recast)
Product sales	$273,720	$260,837	$999,190	$830,528
Other revenue	2,548	16,972	42,488	44,434
Net revenue	276,268	277,809	1,041,678	874,962
Operating costs and expenses:
Cost of goods sold, excluding items below	229,494	219,412	861,703	711,248
Loss on disposal of assets	2,892	3,869	10,153	8,715
Selling, general, administrative, and development expenses	75,320	42,874	175,108	129,537
Depreciation and amortization	23,981	28,353	91,966	85,892
Total operating costs and expenses	331,687	294,508	1,138,930	935,392
Loss from operations	(55,419)	(16,699)	(97,252)	(60,430)
Other (expense) income:
Interest expense	(10,176)	(11,425)	(56,497)	(45,996)
Early retirement of debt obligation	(9,377)	—	(9,377)	—
Other (expense) income, net	409	(8)	880	271
Total other expense, net	(19,144)	(11,433)	(64,994)	(45,725)
Net loss before income tax (benefit) expense	(74,563)	(28,132)	(162,246)	(106,155)
Income tax (benefit) expense	(13,141)	(36)	(16,975)	169
Net loss	$(61,422)	$(28,096)	$(145,271)	$(106,324)

ENVIVA INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
		2020
	2021	(Recast)
Cash flows from operating activities:
Net loss	$(145,271)	$(106,324)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	92,919	82,436
Amortization of debt issuance costs, debt premium and original issue discounts	764	2,506
Early retirement of debt obligation	9,377	—
Loss on disposal of assets	10,153	8,715
Deferred taxes	(21,629)	336
Non-cash equity-based compensation and other expense	55,924	39,528
Fair value changes in derivatives	1,829	5,294
Unrealized loss on foreign currency transactions, net	22	10
Change in operating assets and liabilities:
Accounts and other receivables	24,088	(60,276)
Prepaid expenses and other current and long-term assets	1,723	(12,892)
Inventories	(15,398)	(1,903)
Derivatives	(5,792)	(249)
Accounts payable, accrued liabilities, and other current liabilities	55,843	62,080
Related-party payables	(440)	464
Accrued interest	(11,241)	8,630
Deferred revenue	(4,324)	(4,139)
Operating lease liabilities	(7,509)	(10,912)
Other long-term liabilities	(2,602)	1,095
Net cash provided by operating activities	38,436	14,399
Cash flows from investing activities:
Purchases of property, plant and equipment	(332,322)	(220,998)
Payments in relation to the Georgia Biomass Acquisition, net of cash acquired	—	(163,299)
Other	—	328
Net cash used in investing activities	(332,322)	(383,969)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility	1,025,000	755,500
Principal payments on senior secured revolving credit facility	(679,000)	(635,500)
Principal payments on Green Term Loan	(325,000)	—
Proceeds from debt issuance	321,750	155,625
Support payments	10,400	—
Principal payments on other long-term debt and finance lease obligations	(13,188)	(10,951)
Cash paid related to debt issuance costs and deferred offering costs	(9,401)	(3,858)
Proceeds from issuance of Enviva Inc. common shares	214,501	190,529
Payments for acquisition of noncontrolling interest in Development JV	(153,348)	—
Payment for acquisition of noncontrolling interest in Greenwood and other projects	—	(93,659)
Principal payments on related-party note payable	(20,000)	—
Proceeds from related-party note payable	—	20,000
Contributed capital to common control entities acquired	—	105,000
Cash distributions	(116,006)	(71,169)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(10,979)	(4,996)
Net cash provided by financing activities	244,729	406,521
Net (decrease) increase in cash, cash equivalents and restricted cash	(49,157)	36,951
Cash, cash equivalents and restricted cash, beginning of period	$67,675	$30,724
Cash, cash equivalents and restricted cash, end of period	$18,518	$67,675

ENVIVA INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Year Ended December 31,
		2020
	2021	(Recast)
Non-cash investing and financing activities:
Property, plant, and equipment acquired included in accounts payable and accrued liabilities	$20,105	$28,231
Supplemental information:
Interest paid, net of capitalized interest	14,884	$28,351

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance. In addition, as a result of our Simplification Transaction, we were required to recast our historical financial results in accordance with GAAP. Accordingly, any results presented on a non-recast basis constitute a Non-GAAP measure

Adjusted Net Income (Loss)
We define adjusted net income (loss) as net income (loss) excluding acquisition and integration costs and other, early retirement of debt obligation, and Support Payments, adjusting for the effect of Commercial Services, and excluding interest expense associated with incremental borrowings related to a fire that occurred in February 2018 at the Chesapeake terminal (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”). We believe that adjusted net income (loss) enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets, non-cash equity-based compensation and other expense, depreciation and amortization, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, and Support Payments, and adjusting for the effect of Commercial Services. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our cost of goods sold for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton primarily will be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.

Adjusted EBITDA
We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligation, non-cash equity-based compensation and other expense, loss on disposal of assets, changes in unrealized derivative instruments related to hedged items, acquisition and integration costs and other, and MSA Fee Waivers and Support Payments, and adjusting for the effect of Commercial Services. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less cash income tax expenses, interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, interest expense associated with the redemption of the $355.0 million of aggregate principal amount of 6.5%

senior unsecured notes due 2021 (the “2021 Notes”), the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events, and maintenance capital expenditures,. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash distributions or dividends (if any) that are expected to be paid to our shareholders. We do not rely on distributable cash flow as a liquidity measure.

2021 Non-Recast Presentation
Our 2021 results were calculated on a recast basis in accordance with GAAP to reflect the consolidated performance of Enviva and our former sponsor as if Enviva had bought the former sponsor at inception instead of October 14, 2021, the closing date of the Simplification Transaction. In addition, we are also presenting results for 2021, calculated on a non-GAAP basis that combines (i) the actual performance of Enviva through October 14, 2021, the closing date of the Simplification Transaction, on a non-recast basis, and (ii) our consolidated performance, calculated on a recast basis in accordance with GAAP, inclusive of the assets and operations acquired as part of the Simplification Transaction, from the closing date through December 31, 2021 (the “Non-Recast Presentation”). We believe the Non-Recast Presentation provides investors with relevant information to evaluate our financial and operating performance because it reflects Enviva’s actual and historically reported performance on a stand-alone basis through the closing date of the Simplification Transaction and performance on a consolidated basis from the closing date until year-end.

The Non-Recast Presentation does not reflect the recast of our historical results required under GAAP due to the Simplification Transaction and accordingly contains non-GAAP measures.

The following tables presents reconciliations related to adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow for the quarter ended December 31, 2021, on a recast basis and non-recast basis (in millions unless otherwise noted):

	Three Months Ended December 31, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Reconciliation of net loss to adjusted net loss:
Net loss	$(61.4)	$27.4	$(34.0)
Acquisition and integration costs and other	23.8	0.3	24.1
Early retirement of debt obligation	9.4	(9.4)	—
Support Payments	25.1	—	25.1
Adjusted net (loss) income	$(3.1)	$18.3	$15.2

	Three Months Ended December 31, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions, unless otherwise noted)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross Margin(1)	$21.2	$2.4	$23.6
Loss on disposal of assets	2.9	—	2.9
Non-cash equity-based compensation and other expense	0.6	—	0.6
Depreciation and amortization	22.6	—	22.6
Changes in unrealized derivative instruments	0.9	—	0.9
Support Payments	25.1	—	25.1
Adjusted gross margin	$73.3	$2.4	$75.7
Metric tons sold (in thousands)	1,344	—	1,344
Adjusted gross margin per metric ton ($/metric ton)	$54.57	$1.76	$56.32
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended December 31, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Reconciliation of net loss to adjusted EBITDA and distributable cash flow attributable to Enviva
Net loss	$(61.4)	$27.4	$(34.0)
Add:
Depreciation and amortization	23.9	(0.1)	23.9
Interest expense	10.2	(0.8)	9.4
Income tax (benefit) expense	(13.1)	13.1	—
Early retirement of debt obligation	9.4	(9.4)	—
Non-cash equity-based compensation and other expense	33.5	(17.8)	15.7
Loss on disposal of assets	2.9	—	2.9
Changes in unrealized derivative instruments	0.9	—	0.9
Acquisition and integration costs and other	23.7	0.3	24.1
Support Payments	25.1	—	25.1
Adjusted EBITDA	$55.1	$12.7	$68.0
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount, and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	9.5	0.8	10.3
Maintenance capital expenditures	2.8	—	2.8
Distributable cash flow attributable to Enviva	$42.8	$11.9	$54.9

The following table presents a reconciliation of net loss to adjusted EBITDA and distributable cash flow for the year ended December 31, 2021, on a recast basis and non-recast basis (in millions):

	Year Ended December 31, 2021
	Recast Presentation	Adjustments	Non-Recast Presentation
	(in millions)
Net loss	$(145.3)	$112.1	$(33.2)
Add:
Depreciation and amortization	92.0	(2.8)	89.2
Interest expense	56.5	(11.2)	45.3
Income tax (benefit) expense	(17.0)	17.1	0.1
Early retirement of debt obligation	9.4	(9.4)	—
Non-cash equity-based compensation and other expense	55.9	(32.4)	23.5
Loss on disposal of assets	10.2	(0.1)	10.1
Changes in unrealized derivative instruments	(2.7)	—	(2.7)
Acquisition and integration costs and other	32.6	—	32.6
MSA Fee Waivers and Support Payments	25.1	36.1	61.2
Adjusted EBITDA	$116.7	$109.4	$226.1
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	52.6	(8.3)	44.3
Maintenance capital expenditures	14.0	—	14.0
Distributable cash flow	$50.1	$117.7	$167.8

Limitations of Non-GAAP Financial Measures
Adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income (loss), adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The estimated incremental adjusted EBITDA that can be expected from the development of new wood pellet plant capacity by Enviva following the Simplification Transaction is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings we expect to realize as compared to drop-down acquisitions. Such estimates are based on numerous assumptions and are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks that could cause actual results and amounts to differ materially from such estimates. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by a new wood pellet production plant constructed by Enviva to the closest

GAAP financial measure, net income, is not provided because net income expected to be generated thereby is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of such a plant and depreciation is not available at this time.

The following tables present a reconciliation of adjusted net loss, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Recast)	(Recast)	(Recast)	(Recast)
	(in thousands)
Reconciliation of net loss to adjusted net loss:
Net loss	$(61,422)	$(28,096)	$(145,271)	$(106,324)
Acquisition and integration costs and other	23,793	3,338	32,608	7,678
Early retirement of debt obligation	9,377	—	9,377	—
Support Payments	25,100	—	25,100	—
Commercial Services	—	—	—	(4,139)
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	—	539	—	2,211
Adjusted net loss	$(3,152)	$(24,219)	$(78,186)	$(100,574)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Recast)	(Recast)	(Recast)	(Recast)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin(1)	$21,235	$27,255	$83,362	$72,538
Loss on disposal of assets	2,892	3,868	10,143	8,653
Non-cash equity-based compensation and other expense	568	1,010	2,271	2,714
Depreciation and amortization	22,648	27,273	86,471	82,523
Changes in unrealized derivative instruments	893	8,385	(2,673)	4,328
Acquisition and integration costs and other	—	761	397	1,517
Support Payments	25,100	—	25,100	—
Commercial Services	—	—	—	(4,139)
Adjusted gross margin	$73,336	$68,552	$205,071	$168,134
Metric tons sold	1,344	1,347	5,033	4,332
Adjusted gross margin per metric ton	$54.57	$50.89	$40.75	$38.81
(1)Gross margin is defined as net revenue less cost of goods sold (including related depreciation and amortization and loss on disposal of assets).

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Recast)	(Recast)	(Recast)	(Recast)
	(in thousands)
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(61,422)	$(28,096)	$(145,271)	$(106,324)
Add:
Depreciation and amortization	23,981	28,353	91,966	85,892
Interest expense	10,176	11,425	56,497	45,996
Income tax (benefit) expense	(13,141)	(35)	(16,975)	169
Early retirement of debt obligation	9,377	—	9,377	—
Non-cash equity-based compensation and other expense	33,465	15,021	55,924	39,528
Loss on disposal of assets	2,893	3,727	10,153	8,715
Changes in unrealized derivative instruments	893	8,385	(2,673)	4,328
Acquisition and integration costs and other	23,793	3,338	32,608	7,678
Support Payments	25,100	—	25,100	—
Commercial Services	—	—	—	(4,139)
Adjusted EBITDA	55,115	42,118	116,706	81,843
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount, and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	9,466	10,543	52,574	41,206
Maintenance capital expenditures	2,798	3,008	13,981	7,952
Distributable cash flow attributable to Enviva	42,851	28,567	50,151	32,685
Less: Distributable cash flow attributable to incentive distribution rights	—	8,119	19,030	26,917
Distributable cash flow attributable to Enviva	$42,851	$20,448	$31,121	$5,768

Cash distributions declared attributable to Enviva Partners, LP limited partners	$44,740	$31,218	$156,554	$115,318

Distribution coverage ratio	$0.96	0.66	$0.20	0.05
(1) Distribution coverage ratio for the fourth quarter of 2021 is calculated on a cash basis, which means the unit count includes 7 million of the 16 million units issued on October 14, 2021. The 7 million units are not part of the dividend reinvestment commitment and therefore receive cash distributions on a quarterly basis.

The following table provides a reconciliation of the estimated range of adjusted EBITDA and DCF to the estimated range of net income for Enviva for the twelve months ending December 31, 2022 (in millions):

Twelve Months Ending December 31, 2022
Estimated net income	$ 42.0 - 67.0
Add:
Depreciation and amortization	112.0
Interest expense	56.0
Income tax expense	25.0
Non-cash share-based compensation expense	12.0
Loss on disposal of assets	4.0
Changes in unrealized derivative instruments	—
Support Payments	24.0
Acquisition and integration costs	—
Other non-cash expenses	—
Estimated adjusted EBITDA	$ 275.0 - 300.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	55.0
Cash income tax expense	—
Maintenance capital expenditures	10.0
Estimated distributable cash flow	$ 210.0 - 235.0

Cautionary Note Concerning Forward-Looking Statements
The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding Enviva’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, and objectives of management are forward-looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Enviva disclaims any duty to revise or update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Enviva cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Enviva. These risks include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, capacity, expansion, and new facility construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic and market conditions; (x) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xi) fires, explosions, or other accidents; (xii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, or combined heat and power generators; (xiii) changes in domestic and foreign tax laws and regulations affecting the taxation of our business and investors; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to related risks; (xviii) risks related to our indebtedness, including the levels and maturity date of such indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization, or similar collective actions; (xxii) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the possibility of cyber and malware attacks; (xxv) our inability to borrow funds and access capital markets; and (xxiv) viral contagions or pandemic diseases, such as COVID-19.

Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Enviva’s expectations and projections can be found in Enviva’s periodic filings with the SEC. Enviva’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Investor Contact:
Kate Walsh
Vice President, Investor Relations
Investor.Relations@envivabiomass.com